EXHIBIT 99.1

For Immediate Release

ETC Announces Fiscal 2013 Third Quarter Results

Fiscal 2013 Third Quarter Highlights:

●	Gross profit margin as a percentage of net sales of 42.9%
●	Net income attributable to ETC increased 45.6% to $1.2 million
●	Diluted earnings per share increased 400.0% to $0.05
●	EBITDA increased 22.5% to $3.1 million
●	Completed a financial restructuring that reduces annual net cash payments for dividends and interest by approximately $1.5 million, and reduced Common Stock equivalents by 5 million shares

SOUTHAMPTON, PA, USA, January 7, 2013 – Environmental Tectonics Corporation (OTCQB: ETCC) (“ETC” or the “Company”) today reported an increase in net income attributable to ETC during the 2013 third quarter (“the 2013 third quarter”) to $1.2 million, or $0.05 per diluted share, compared to net income attributable to ETC of $0.8 million, or $0.01 per diluted share, in the 2012 third quarter (“the 2012 third quarter”).  This improvement was achieved on lower net sales of $15.2 million, compared to $17.3 million in the 2012 third quarter.  The 12.2% reduction in net sales reflects decreased sales to the U.S. Government and to International customers, offset in part, by increased sales to Domestic customers.

Income before income taxes for the 2013 third quarter increased to $2.3 million, a $0.5 million increase, or 25.5%, compared to $1.8 million in the 2012 third quarter.  The increase in income before income taxes was due primarily to an increase in gross profit margin as a percentage of net sales to 42.9% in the 2013 third quarter from 32.8% in the 2012 third quarter, which was the result of several high margin completed contract sales recognized in the 2013 third quarter, compared to a reduced margin in the 2012 third quarter due to an increase in costs related to a U.S. Government contract.

Net income attributable to ETC for the 2013 third quarter and the 2012 third quarter was affected by income tax provisions of $1.1 million and $1.0 million, respectively; as a result, net income attributable to ETC for the 2013 third quarter was $1.2 million, or $0.05 per diluted share, compared to $0.8 million, or, $0.01 per diluted share, in the 2012 third quarter, an increase in net income attributable to ETC of $0.4 million, or 45.6% in dollars and 400.0% based on diluted earnings per share.  The significant increase in diluted earnings per share was due in part to increased income and also to reduced shares outstanding following the repurchase of 386 shares of Series D Preferred Stock, representing all of the Company’s issued and outstanding shares of Series D Preferred Stock, and 9,614 shares of Series E Preferred Stock, representing a significant portion of the Company’s issued and outstanding Series E Preferred Stock.

William F. Mitchell, ETC’s President and Chief Executive Officer, stated, “We are very pleased that ETC achieved increased profitability and earnings per share on lower net sales in the fiscal 2013 third quarter ended November 23, 2012, which reflects both solid operating income and the positive affect of our financial restructuring.”

ETC Announces Fiscal 2013 Third Quarter Results

Business Overview:

ETC designs, manufactures, and sells software driven products and services used to recreate and monitor the physiological effects of motion on humans and equipment and to control, modify, simulate, and measure environmental conditions.  We operate in two primary business segments, Aerospace Solutions (“Aerospace”) and Commercial/Industrial Systems (“CIS”).  Aerospace encompasses the design, manufacture, and sale of (1) software driven products and services used to create and monitor the physiological effects of flight, including high performance jet tactical flight simulation, upset recovery and spatial disorientation, and both suborbital and orbital commercial human spaceflight; collectively, Aircrew Training Systems (“ATS”); (2) altitude (hypobaric) chambers; (3) hyperbaric (100% oxygen) chambers for multiple persons (multiplace chambers); and (4) the Advanced Disaster Management Simulator (“ADMS”), as well as integrated logistics support for customers who purchase these products.  These products and services provide customers with an offering of comprehensive solutions for improved readiness and reduced operational costs.  Sales of our Aerospace products are made principally to U.S. and foreign government agencies.  CIS operations encompass the design, manufacture, and sale of core technologies including: (1) steam and gas (ethylene oxide) sterilizers; (2) environmental testing and simulation devices; (3) hyperbaric (100% oxygen) chambers for one person (monoplace chambers); and (4) parts and service support.  Sales of our CIS products are made principally to the healthcare, pharmaceutical, and automotive industries.

We presently have two foreign operating subsidiaries.  ETC-PZL Aerospace Industries SP. Z 0.0, (“ETC-PZL”), our 95%-owned subsidiary in Warsaw, Poland, manufactures simulators for our Aerospace segment and provides software to support our domestic products.  Environmental Tectonics Corporation (Europe) Limited (“ETC-Europe”), our 99%-owned subsidiary, functions as a sales office in the United Kingdom.

ETC’s unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition.  ETC is headquartered in Southampton, PA.  For more information about ETC, visit http://www.etcusa.com/.

Fiscal 2013 Third Quarter Results of Operations:

Domestic sales in the 2013 third quarter were $4.3 million, an increase of $0.3 million, or 7.0%, over 2012 third quarter sales of $4.0 million.  The increase in Domestic sales is due primarily to an increase in Environmental and Hyperbaric sales, offset in part, by decreased Sterilizer sales, within the CIS segment.  Domestic sales as a percentage of the Company’s total net sales increased to 28.4% in the 2013 third quarter compared to 23.3% in the 2012 third quarter.

U.S. Government sales in the 2013 third quarter were $5.4 million, a decrease of $1.4 million, or 20.9%, compared to 2012 third quarter sales of $6.8 million, and represented 35.6% of total net sales in the 2013 third quarter compared to 39.5% for the 2012 third quarter.  This decrease is the result of lower ATS sales.  Given the existing progress made on U.S. Government sales contracts in the Company’s backlog, the Company anticipates the concentration of sales to the U.S. Government will continue to lessen in fiscal 2013.

International sales for the 2013 third quarter, including those of the Company’s foreign subsidiaries, were $5.4 million compared to $6.4 million in the 2012 third quarter, a decrease of $1.0 million, or 15.0%, and represented 36.0% of total net sales in the 2013 third quarter compared to 37.2% in the 2012 third quarter.  The decrease in International sales reflects a decrease in ATS sales, offset in part, by an increase in Simulation sales.  International sales in the 2013 third quarter included $1.3 million in sales to the Korean government.  International sales in the 2012 third quarter included $3.7 million in sales to the Korean government.

ETC Announces Fiscal 2013 Third Quarter Results

Segment sales

Aerospace sales were $10.6 million for the 2013 third quarter, a decrease of $2.3 million, or 17.8%, compared to sales of $12.9 million in the 2012 third quarter.  Sales of these products accounted for 69.8% of our net sales for the 2013 third quarter, compared to 74.5% in the 2012 third quarter.  CIS sales increased $0.2 million, or 4.1%, to $4.6 million for the 2013 third quarter compared to $4.4 million in the 2012 third quarter, and constituted 30.2% of our net sales for the 2013 third quarter compared to 25.5% in the 2012 third quarter.

Gross profit

Gross profit for the 2013 third quarter was $6.5 million as compared to $5.7 million in the 2012 third quarter, an increase of $0.8 million, or 14.8%.  The increase in gross profit was achieved despite a decrease in net sales, due to the increase in gross profit margin as a percentage of net sales to 42.9% in the 2013 third quarter from 32.8% in the 2012 third quarter.  The increase in gross profit margin as a percentage of net sales was due to several high margin completed contract sales recognized in the 2013 third quarter, compared to a reduced margin in the 2012 third quarter due to an increase in costs related to a U.S. Government contract.

Operating expenses

Selling and marketing expenses for the 2013 third quarter were $1.5 million, an increase of $0.1 million, or 8.8%, compared to $1.4 million for the 2012 third quarter.  As a percentage of net sales, selling and marketing expenses increased to 10.0% in the 2013 third quarter from 8.0% in the 2012 third quarter.  The increase is primarily the result of an increase in commission expense as there was an increase in commission generating revenue in the 2013 third quarter compared to the 2012 third quarter; thus, commission expense as a percentage of net sales was higher in the 2013 third quarter compared to the 2012 third quarter.

General and administrative expenses for the 2013 third quarter of $2.0 million remained unchanged compared to the 2012 third quarter.  As a percentage of net sales, general and administrative expenses increased to 13.5% in the 2013 third quarter from 11.9% in the 2012 third quarter.

Research and development expenses include spending for potential new products and technologies, and internationally, work performed under government grant programs.  This spending, net of grant payments from the Polish and Turkish governments, totaled $0.3 million for the 2013 third quarter compared to $0.2 million for the 2012 third quarter, an increase of $0.1 million.  The increase was a result of less research and development employees being assigned to specific contracts; thus, expenses related to these employees were included in research and development expenses in the 2013 third quarter.  Most of the Company’s research efforts, which were and continue to be a significant cost of its business, are included in cost of sales for applied research for specific contracts, as well as research for feasibility and technology updates.  As a percentage of sales, research and development expenses were 1.7% in the 2013 third quarter compared to 1.0% in the 2012 third quarter.

Operating income

Operating income increased by $0.7 million, or 32.0%, to $2.7 million for the 2013 third quarter compared to $2.0 million in the 2012 third quarter.  Operating income as a percentage of net sales increased to 17.7% from 11.8% in the 2012 third quarter.  On a segment basis, Aerospace had operating income of $2.9 million for the 2013 third quarter, a $1.1 million increase from operating income of $1.8 million in the 2012 third quarter.  CIS had operating income of $0.7 million in the 2013 third quarter, a $0.2 million decrease from operating income of $0.9 million in the 2012 third quarter.  These segment operating results were offset, in part, by unallocated corporate expenses of $0.9 million and $0.7 million in the 2013 third quarter and the 2012 third quarter, respectively.

ETC Announces Fiscal 2013 Third Quarter Results

Interest expense, other expense, and taxes

Interest expense, net, for the 2013 third quarter was $0.3 million compared to $0.2 million in the 2012 third quarter, representing a higher level of bank borrowing that now includes the recently entered into Term Loan.

The Company has a net deferred tax asset related primarily to its federal net operating loss carryforwards of $5.5 million as of November 23, 2012.  Income tax provisions of $1.1 million and $1.0 million were recorded in the 2013 third quarter and the 2012 third quarter, respectively.

As of November 23, 2012, the Company had approximately $15.7 million of federal net loss carryforwards available to offset future income tax liabilities, which begin to expire in 2025.  In addition, the Company has the ability to offset deferred tax assets against deferred tax liabilities created for such items as depreciation and amortization.

Net income attributable to ETC

Net income attributable to ETC was $1.2 million, or $0.05 diluted earnings per share, in the 2013 third quarter, compared to $0.8 million or $0.01 diluted earnings per share, during the 2012 third quarter, representing an increase of $0.4 million, or 45.6% in dollars and 400.0% based on diluted earnings per share.  The increase in net income attributable to ETC reflects an increase in income before income taxes of $462 thousand, a result of an $838 thousand increase in gross profit, which was offset by a $187 thousand increase in operating expenses, a $124 thousand increase in interest expense, a $65 thousand increase in other expense, and a $78 increase in the provision for income taxes.  The significant increase in diluted earnings per share was due in part to increased income and also to reduced shares outstanding following the repurchase of 386 shares of Series D Preferred Stock, representing all of the Company’s issued and outstanding shares of Series D Preferred Stock, and 9,614 shares of Series E Preferred Stock, representing a significant portion of the Company’s issued and outstanding Series E Preferred Stock.

Fiscal 2013 First Three Quarters Results of Operations:

Domestic sales for the 2013 first three quarters were $14.8 million, an increase of $3.7 million, or 33.6%, over 2012 first three quarters sales of $11.1 million.  The increase in Domestic sales is due primarily to an increase in Environmental, Sterilizer, and Hyperbaric sales within the CIS segment, offset in part, by a decrease in Simulation and ATS sales within the Aerospace segment.  Domestic sales represented 31.0% of the Company’s total net sales in the 2013 first three quarters compared to 22.4% of the Company’s total net sales in the 2012 first three quarters.

U.S. Government sales for the 2013 first three quarters were $18.5 million, a decrease of $4.4 million, or 19.3%, compared to sales in the 2012 first three quarters of $22.9 million, and represented 38.8% of total net sales in the 2013 first three quarters compared to 46.4% for the 2012 first three quarters.  This decrease is the result of lower ATS sales, offset in part, by an increase in sales related to a suite of research altitude chambers.  Given the existing progress made on U.S. Government sales contracts in the Company’s backlog, the Company anticipates the concentration of sales to the U.S. Government will continue to lessen in fiscal 2013.

International sales for the 2013 first three quarters, including those of the Company’s foreign subsidiaries, were $14.4 million a decrease of $1.0 million, or 6.3%, compared to sales in the 2012 first three quarters of $15.4 million, and represented 30.2% of total net sales in the 2013 first three quarters compared to 31.2% in the 2012 first three quarters.  This decrease is primarily the result of lower Chambers and Hyperbaric sales, offset in part, by an increase in Simulation sales.  International sales in the 2013 first three quarters included $5.9 million in sales to the Korean government.  International sales in the 2012 first three quarters included $7.6 million in sales to the Korean government.

Segment sales

Aerospace sales were $32.2 million for the 2013 first three quarters, a decrease of $5.2 million, or 14.0%, compared to sales of $37.4 million in the 2012 first three quarters.  Sales of these products accounted for 67.4% of our net sales for the 2013 first three quarters compared to 75.8% in the 2012 first three quarters.  CIS sales increased $3.6 million, or 29.9%, to $15.5 million for the 2013 first three quarters compared to $11.9 million in the 2012 first three quarters, and constituted 32.6% of our net sales for the 2013 first three quarters compared to 24.2% in the 2012 first three quarters.

ETC Announces Fiscal 2013 Third Quarter Results

Gross profit

Gross profit for the 2013 first three quarters was $19.0 million compared to $18.1 million in the 2012 first three quarters, an increase of $0.9 million, or 5.3%.  The increase in gross profit was achieved despite a decrease in net sales, due to the increase in gross profit margin as a percentage of net sales to 39.9% in the 2013 first three quarters from 36.6% in the 2012 first three quarters.  The increase in gross profit margin as a percentage of net sales was due to several high margin completed contract sales recognized primarily in the 2013 third quarter, compared to a reduced margin in the 2012 first three quarters due to an increase in costs related to a U.S. Government contract.

Operating expenses

Selling and marketing expenses for the 2013 first three quarters were $4.1 million, an increase of $0.1 million, or 2.8%, compared to $4.0 million for the 2012 first three quarters.  As a percentage of net sales, selling and marketing expenses increased to 8.6% in the 2013 first three quarters from 8.1% in the 2012 first three quarters.  The increase is primarily the result of salaries and benefits related to an increase in headcount of sales and marketing employees.

General and administrative expenses for the 2013 first three quarters of $5.9 million remained unchanged compared to the 2012 first three quarters.  As a percentage of net sales, general and administrative expenses increased to 12.5% in the 2013 first three quarters from 12.0% in the 2012 first three quarters.  Although the dollar amount of general and administrative expenses did not change, there was an increase in expenses related to our foreign operating subsidiaries, offset by a decrease in consulting expenses and the absence of a one-time charge to vacation expense in the 2012 first three quarters.

Research and development expenses include spending for potential new products and technologies, and internationally, work performed under government grant programs.  This spending, net of grant payments from the Polish and Turkish governments, totaled $0.9 million for the 2013 first three quarters compared to $0.6 million for the 2012 first three quarters, an increase of $0.3 million, or 63.9%.  The increase was a result of less research and development employees being assigned to specific contracts; thus, expenses related to these employees were included in research and development expenses in the 2013 first three quarters.  Most of the Company’s research efforts, which were and continue to be a significant cost of its business, are included in cost of sales for applied research for specific contracts, as well as research for feasibility and technology updates.  As a percentage of sales, research and development expenses were 1.9% in the 2013 first three quarters compared to 1.1 % in the 2012 first three quarters.

Operating income

Operating income increased by $0.5 million, or 6.5%, to $8.1 million for the 2013 first three quarters compared to $7.6 million in the 2012 first three quarters.  Operating income as a percentage of net sales increased to 16.9% in the 2013 first three quarters from 15.3% in the 2012 first three quarters.  On a segment basis, Aerospace had operating income of $6.9 million for the 2013 first three quarters, a $0.1 million increase from operating income of $6.8 million in the 2012 first three quarters.  CIS had operating income of $3.4 million in the 2013 first three quarters, a $0.5 million increase from operating income of $2.9 million in the 2012 first three quarters.  These segment operating results were offset, in part, by unallocated corporate expenses of $2.2 million and $2.1 million in the 2013 first three quarters and the 2012 first three quarters, respectively.

Interest expense, other expense, and taxes

Interest expense, net, for the 2013 first three quarters was $0.8 million as compared to $0.6 million in the 2012 first three quarters, representing a higher level of bank borrowing that now includes the recently entered into Term Loan.

ETC Announces Fiscal 2013 Third Quarter Results

The Company has a net deferred tax asset related primarily to its federal net operating loss carryforwards of $5.5 million as of November 23, 2012.  Income tax provisions of $3.1 million and $2.9 million were recorded in the 2013 first three quarters and the 2012 first three quarters, respectively.

As of November 23, 2012, the Company had approximately $15.7 million of federal net loss carryforwards available to offset future income tax liabilities, which begin to expire in 2025.  In addition, the Company has the ability to offset deferred tax assets against deferred tax liabilities created for such items as depreciation and amortization.

Net income attributable to ETC

Net income attributable to ETC was $4.2 million, or $0.14 diluted earnings per share, in the 2013 first three quarters, compared to $3.9 million or $0.11 diluted earnings per share, during the 2012 first three quarters, representing an increase of $231 thousand, or 5.9% in dollars and 27.3% based on diluted earnings per share.  The increase in net income attributable to ETC reflects an increase in income before income taxes of $364 thousand, a result of a $966 thousand increase in gross profit, which was offset by a $473 thousand increase in operating expenses and a $212 thousand increase in interest expense, offset by a $142 thousand increase in the provision for income taxes.  The significant increase in diluted earnings per share was due in part to increased income and also to reduced shares outstanding following the repurchase of 386 shares of Series D Preferred Stock, representing all of the Company’s issued and outstanding shares of Series D Preferred Stock, and 9,614 shares of Series E Preferred Stock, representing a significant portion of the Company’s issued and outstanding Series E Preferred Stock.

Liquidity and capital resources

As a result of the financial restructuring, the Company reduced the amount outstanding on its line of credit during the 2013 first three quarters.  The Company’s availability under its line of credit with PNC Bank at November 23, 2012 was $1.2 million which has increased to $7.7 million at January 3, 2013.  The Company expects the availability to increase as several of our long-term contracts with back loaded cash receipts continue to wind down.  Working capital, or current assets less current liabilities, was $31.6 million at November 23, 2012 compared with $27.8 million at February 24, 2012.  The increase in working capital was primarily the result of an increase in accounts receivable, which increased due to certain milestones on long-term contracts becoming billable, offset in part, by an increase in the current portion of long-term debt obligations due to the recently entered into Term Loan.  The Company’s current ratio, current assets divided by current liabilities, improved to 2.7:1 at November 23, 2012 from 2.4:1 at February 24, 2012.

Forward-looking Statements:

This press release contains forward-looking statements, which are based on management’s current expectations and are subject to uncertainties and changes in circumstances.  Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s most-recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission.  We caution you not to place undue reliance on these forward-looking statements.

Contact:	Bob Laurent, CFO
Phone:	215-355-9100 (Ext. 1550)
E-mail:	rlaurent@etcusa.com

###

- Financial Tables Follow -

ETC Announces Fiscal 2013 Third Quarter Results

Table A

ENVIRONMENTAL TECTONICS CORPORATION
SUMMARY TABLE OF RESULTS
(amounts in thousands, except per share information)

	Thirteen weeks ended		Variance
	23-Nov-12	25-Nov-11	$	%
Net sales	$15,148	$17,259	$(2,111)	-12.2
Cost of goods sold	8,657	11,606	(2,949)	-25.4
Gross profit	$6,491	$5,653	$838	14.8
Gross profit margin %	42.9%	32.8%	10.1%	30.8%
Selling and marketing expenses	1,508	1,386	122	8.8
General and administrative expenses	2,038	2,060	(22)	-1.1
Research and development expenses	258	171	87	50.9
Operating expenses	3,804	3,617	187	5.2
Operating income	$2,687	$2,036	$651	32.0
Operating margin %	17.7%	11.8%	5.9%	50.0%
Interest expense, net	319	195	124	63.6
Other expense, net	91	26	65	250.0
Income before income taxes	$2,277	$1,815	$462	25.5
Pre-tax income margin %	15.0%	10.5%	4.5%	42.9%
Provision for income taxes	1,074	996	78	7.8
Net income	$1,203	$819	$384	46.9
Income attributable to non-controlling interest	(25)	(10)	(15)	150.0
Net income attributable to ETC	$1,178	$809	$369	45.6
Preferred Stock dividend	(286)	(552)	266	-48.2
Income applicable to common and participating shareholders	$892	$257	$635	247.1

Basic earnings per common and participating share:
Distributed earnings per share:
Common	$-	$-	$-
Preferred	$0.04	$0.05	$(0.01)	-20.0
Undistributed earnings per share:
Common	$0.05	$0.01	$0.04	400.0
Preferred	$0.05	$0.01	$0.04	400.0

Diluted earnings per share	$0.05	$0.01	$0.04	400.0

Total basic weighted average common and participating shares	17,151	20,213

Total diluted weighted average shares	17,317	20,500

ETC Announces Fiscal 2013 Third Quarter Results

Table B

ENVIRONMENTAL TECTONICS CORPORATION
SUMMARY TABLE OF RESULTS
(amounts in thousands, except per share information)

	Thirty-nine weeks ended		Variance
	23-Nov-12	25-Nov-11	$	%
Net sales	$47,720	$49,384	$(1,664)	-3.4
Cost of goods sold	28,684	31,314	(2,630)	-8.4
Gross profit	$19,036	$18,070	$966	5.3
Gross profit margin %	39.9%	36.6%	3.3%	9.0%
Selling and marketing expenses	4,125	4,013	112	2.8
General and administrative expenses	5,943	5,935	8	0.1
Research and development expenses	905	552	353	63.9
Operating expenses	10,973	10,500	473	4.5
Operating income	$8,063	$7,570	$493	6.5
Operating margin %	16.9%	15.3%	1.6%	10.5%
Interest expense, net	764	552	212	38.4
Other expense, net	27	110	(83)	-75.5
Income before income taxes	$7,272	$6,908	$364	5.3
Pre-tax income margin %	15.2%	14.0%	1.2%	8.6%
Provision for income taxes	3,082	2,940	142	4.8
Net income	$4,190	$3,968	$222	5.6
Income attributable to non-controlling interest	(19)	(28)	9	-32.1
Net income attributable to ETC	$4,171	$3,940	$231	5.9
Preferred Stock dividend	(1,390)	(1,656)	266	-16.1
Income applicable to common and participating shareholders	$2,781	$2,284	$497	21.8

Basic earnings per common and participating share:
Distributed earnings per share:
Common	$-	$-	$-
Preferred	$0.14	$0.15	$(0.01)	-6.7
Undistributed earnings per share:
Common	$0.14	$0.11	$0.03	27.3
Preferred	$0.14	$0.11	$0.03	27.3

Diluted earnings per share	$0.14	$0.11	$0.03	27.3

Total basic weighted average common and participating shares	19,206	20,206

Total diluted weighted average shares	19,363	20,508

ETC Announces Fiscal 2013 Third Quarter Results

Table C

ENVIRONMENTAL TECTONICS CORPORATION
SEGMENT DATA
(amounts in thousands)

	Thirteen weeks ended		Variance
	23-Nov-12	25-Nov-11	$	%
Net sales:
Aerospace Solutions
Domestic	$543	$583	$(40)	-6.9
U.S. Government	5,390	6,818	(1,428)	-20.9
International	4,636	5,459	(823)	-15.1
Subtotal	$10,569	$12,860	$(2,291)	-17.8

Commercial/Industrial Systems
Domestic	$3,762	$3,441	$321	9.3
U.S. Government	-	-	-
International	817	958	(141)	-14.7
Subtotal	$4,579	$4,399	$180	4.1

Total net sales	$15,148	$17,259	$(2,111)	-12.2

Operating income:
Aerospace Solutions	$2,887	$1,848	$1,039	56.2
Commercial/Industrial Systems	718	884	(166)	-18.8
Corporate	(918)	(696)	(222)	31.9
Total	$2,687	$2,036	$651	32.0

Operating margin:
Aerospace Solutions	27.3%	14.4%
Commercial/Industrial Systems	15.7%	20.1%
Corporate	-6.1%	-4.0%
Total	17.7%	11.8%

Depreciation and amortization:
Aerospace Solutions	$341	$339	$2	0.6
Commercial/Industrial Systems	109	110	(1)	-0.9
Corporate	11	37	(26)	-70.3
Total	$461	$486	$(25)	-5.1

ETC Announces Fiscal 2013 Third Quarter Results

Table D

ENVIRONMENTAL TECTONICS CORPORATION
SEGMENT DATA
(amounts in thousands)

	Thirty-nine weeks ended		Variance
	23-Nov-12	25-Nov-11	$	%
Net sales:
Aerospace Solutions
Domestic	$1,193	$1,896	$(703)	-37.1
U.S. Government	18,520	22,935	(4,415)	-19.3
International	12,473	12,590	(117)	-0.9
Subtotal	$32,186	$37,421	$(5,235)	-14.0

Commercial/Industrial Systems
Domestic	$13,581	$9,159	$4,422	48.3
U.S. Government	-	-	-
International	1,953	2,804	(851)	-30.3
Subtotal	$15,534	$11,963	$3,571	29.9

Total net sales	$47,720	$49,384	$(1,664)	-3.4

Operating income:
Aerospace Solutions	$6,899	$6,800	$99	1.5
Commercial/Industrial Systems	3,385	2,932	453	15.5
Corporate	(2,221)	(2,162)	(59)	2.7
Total	$8,063	$7,570	$493	6.5

Operating margin:
Aerospace Solutions	21.4%	18.2%
Commercial/Industrial Systems	21.8%	24.5%
Corporate	-4.7%	-4.4%
Total	16.9%	15.3%

Depreciation and amortization:
Aerospace Solutions	$921	$924	$(3)	-0.3
Commercial/Industrial Systems	415	283	132	46.6
Corporate	39	49	(10)	-20.4
Total	$1,375	$1,256	$119	9.5

ETC Announces Fiscal 2013 Third Quarter Results

Table E

ENVIRONMENTAL TECTONICS CORPORATION
OTHER SELECTED FINANCIAL HIGHLIGHTS
(amounts in thousands)

	Thirteen weeks ended		Thirty-nine weeks ended
	23-Nov-12	25-Nov-11	23-Nov-12	25-Nov-11
EBITDA	$3,057	$2,496	$9,411	$8,716

	As of
	23-Nov-12	24-Feb-12
Working capital	$31,588	$27,786

Total shareholders’ equity	$23,655	$30,825